SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

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    14a-6(e)(2))
[ ] Definitive Proxy Statement
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[ ] Soliciting Material Under Rule 14a-12

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                            PAYLESS SHOESOURCE, INC.
                (Name of Registrant as Specified in Its Charter)
-------------------------------------------------------------------------------
                   BARINGTON COMPANIES EQUITY PARTNERS, L.P.,
                 BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI),
                            PARCHE, LLC and STARBOARD
                          VALUE & OPPORTUNITY FUND, LLC
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
-------------------------------------------------------------------------------


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                    Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                            New York, New York 10019
                                 (212) 974-5700

                     --------------------------------------
                           AN IMPORTANT MESSAGE TO ALL
                         PAYLESS SHOESOURCE STOCKHOLDERS
                     ---------------------------------------


                                                                    May 25, 2004

Dear Fellow Payless ShoeSource Stockholders:

        By now you should have received our proxy materials requesting your support to elect our three nominees to the Board of Directors of Payless ShoeSource, Inc. ("Payless" or the "Company") at the Annual Meeting of Stockholders being held this Thursday, May 27, 2004. Our nominees, William J. Fox, Harold D. Kahn and James A. Mitarotonda, are highly qualified candidates who possess significant retail, operational, merchandising and financial experience.

        We have been encouraged by the support for our nominees who seek to maximize value for all Payless stockholders by working with the other members of the Board of Directors to address the significant operating and financial performance challenges that the Company continues to confront.


                         The Payless Board Has Failed To
                           Maximize Stockholder Value


        As an investor in the Company, we were heartened by the fact that the Company posted positive returns for its stockholders when it announced results for the first quarter of 2004 less than two weeks ago. Unfortunately, the recent modest improvement in performance cannot erase the disappointing financial record presided over by the Company's current Board during the past three years. Look at the following FACTS:

o     Poor Share Price Performance

        o The Company had a total shareholder return of negative 15.7 percent and negative 43.8 percent for the one and three-year periods ending January 30, 2004.

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o     Declining Revenues and Gross Margins

        o From fiscal year 2001 to fiscal year 2003, net sales decreased 4.5% from $2.91 billion to $2.78 billion. Similarly, same store sales declined 3.9% from fiscal year 2002 to fiscal year 2003, 3.2% from fiscal year 2001 to fiscal year 2002, and 2.9% from fiscal year 2000 to fiscal year 2001.

        o Cost of sales, as a percentage of sales, increased 3.5% from 69.5% in fiscal year 2001 to 73.0% in fiscal year 2003.

        o From fiscal year 2001 to fiscal year 2003, gross profits declined to $750.9 million, or 27.0% of net sales, from $881.4 million or 30.3% of net sales.

o     Increasing Selling, General and Administrative Costs

        o SG&A costs swelled to an all time high of $752.0 million in fiscal year 2003, or 27.0% of net sales, from $715.9 million, or 24.6% of net sales, in fiscal year 2001. SG&A costs have continued to soar in 2004, increasing 10.7% in the first quarter, from $180.1 million in the first quarter of fiscal year 2003 to $199.3 million in the first quarter of fiscal year 2004.

o     Diminished Operating Profits

        o Operating margins declined to 0.0% in fiscal year 2003 from 3.4% in fiscal year 2001.

        We believe that the Company's performance over the past three years is unacceptable and that management has been slow to address the persistent operational and financial performance issues that have plagued the Company and resulted in diminished stockholder value.


                 The Barington Slate Is Committed To Maximizing
                 Stockholder Value For All Payless Stockholders


      We have nominated three individuals who are committed to maximizing value for all stockholders of the Company. We feel that the Board of Payless can benefit from their experienced and independent voice that represents the interests of stockholders rather than the status quo.

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

      Institutional Shareholder Services, while unfortunately failing to support the Barington slate, recently noted in its May 17, 2004 proxy analysis that:

      "[W]e do believe that Payless has specific challenges to face with the execution of its "Merchandise Authority" strategy. We would strongly advise that the company seek additional experience and expertise on its board, specifically targeting the challenges of dynamic merchandising within a highly distributed retail network."

        Our nominees will function as advocates of the interests of stockholders of the Company and bring needed retail, operational, merchandising and financial expertise to the Board. They intend to serve as a catalyst for improved financial performance, working constructively with the other members of the Payless Board to ensure that management properly addresses the operational and financial performance concerns that have been detrimental to stockholder value.

      At the Company's 2004 Annual Meeting, show the Payless Board your dissatisfaction with the Company's performance by electing independent and experienced directors focused on the interests of all stockholders. With your support we can make a difference.

We thank you for your consideration.



                                       James A. Mitarotonda
                                       For the Barington Companies Group
                                       Telephone: (212) 974-5701


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            ACT NOW! THE ANNUAL MEETING IS JUST TWO SHORT DAYS AWAY!
           SIGN, DATE AND RETURN THE GREEN PROXY CARD VOTING IN FAVOR
                    OF THE BARINGTON COMPANIES GROUP NOMINEES


Do not execute the white proxy card furnished by current management. Even if you have previously executed management's white proxy card, you may change your vote by signing and returning a later dated GREEN proxy card of the Barington Companies Group. Only the latest dated proxy card will count.


                   -------------------------------------------


If you hold your shares in street name, through a broker, bank or other custodian, carefully follow the instructions of your custodian and direct it to vote on your behalf FOR the Barington Companies Group nominees.

The Barington Companies Group Nominees are ready to act on your behalf.



                     VOTE FOR THE BARINGTON COMPANIES GROUP
                        NOMINEES ON THE GREEN PROXY CARD



                -------------------------------------------------


                If you have any questions or need help voting FOR
                    the Barington Companies Group proposals,
                       please contact our proxy solicitor:

                   Georgeson Shareholder Communications, Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                           Toll free at (800) 334-9584
                      Banks and Brokers call (212) 440-9800

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